                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        Bellwether Exploration Company
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                     [BELLWETHER LETTERHEAD APPEARS HERE]


                                April 24, 1998



Dear Stockholder,

     You are cordially invited to attend the Annual Meeting of Stockholders of Bellwether Exploration Company which will be held at the Houston Center Club, 1100 Caroline Street, Houston, Texas, on Friday, May 22, 1998, at 10:00 a.m., Houston time.

     The Notice of the Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the meeting. The report to Stockholders for the six-month transition period commencing July 1, 1997 and ending December 31, 1997, and which was used for financial reporting purposes in connection with the Company's change from a fiscal year end of June 30 to December 31, is being mailed to Stockholders along with these proxy materials.

     It is important that your shares be represented at this Annual Meeting, regardless of the size of your holdings. We urge you to return the signed proxy in the enclosed envelope as soon as possible. If you do attend the meeting in person, you may withdraw your proxy and vote your stock if you so desire. We value your opinions and encourage you to participate in the Annual Meeting by voting your proxy.

                              Very truly yours,


                              /s/ J. DARBY SERE
                              J. Darby Sere
                              Chairman of the Board and
                              Chief Executive Officer

                        BELLWETHER EXPLORATION COMPANY
                         1331 LAMAR STREET, SUITE 1455
                          HOUSTON, TEXAS  77010-3039
                                (713) 650-1025

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 22, 1998

To the Stockholders of
 Bellwether Exploration Company:

     The Annual Meeting of Stockholders of BELLWETHER EXPLORATION COMPANY (the "Company") will be held at the Houston Center Club, 1100 Caroline Street, Houston, Texas at 10:00 a.m., Houston time, on Friday, May 22, 1998, for the following purposes:

     1. To elect the nominees of the Board of Directors to serve until their successors are duly elected and qualified.

     2. To consider and act upon a proposal to ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company for the period ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

     Stockholders of record at the close of business on April 9, 1998, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof. A complete list of all Stockholders entitled to vote at the Annual Meeting will be open for examination by any Stockholder for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days prior to the Annual Meeting, at the offices of the Company at 1331 Lamar Street, Suite 1455, Houston, Texas 77010-3039. Such list will also be available at the Annual Meeting and may be inspected by any Stockholder who is present for any purpose germane to the Annual Meeting.

     You are cordially invited to attend the meeting. Whether or not you are planning to attend the meeting, you are urged to complete, date and sign the enclosed proxy and return it promptly.

                              Sincerely,


                              /s/ J. DARBY SERE
                              J. Darby Sere
                              Chairman of the Board
                              and Chief Executive Officer
Houston, Texas
April 24, 1998


--------------------------------------------------------------------------------

                            YOUR VOTE IS IMPORTANT

           TO ENSURE REPRESENTATION AT THE MEETING, PLEASE COMPLETE,
DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-
              PAID ENVELOPE.  NO ADDITIONAL POSTAGE IS NECESSARY
                        IF MAILED IN THE UNITED STATES.

--------------------------------------------------------------------------------

                                PROXY STATEMENT

                        ______________________________

                        BELLWETHER EXPLORATION COMPANY
                         1331 LAMAR STREET, SUITE 1455
                           HOUSTON, TEXAS 77010-3039
                                (713) 650-1025


                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 22, 1998

                                 INTRODUCTION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Bellwether Exploration Company (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on Friday, May 22, 1998 (the "Annual Meeting") at 10:00 a.m., Houston time, at the Houston Center Club, 1100 Caroline Street, Houston, Texas, and at any adjournment(s) thereof, for the purposes set forth in this Proxy Statement.

     This Proxy Statement and the enclosed form of proxy are being mailed on or about April 24, 1998 to the Stockholders of record as of April 9, 1998. The report to Stockholders for the Company's six-month transition period which began July 1, 1997 and ended December 31, 1997 (the "Transition Period"), which was used for financial reporting purposes in connection with the Company's change from a fiscal year end of June 30 to December 31, is also being mailed to Stockholders contemporaneously with this Proxy Statement, although the report does not form a part of the materials for the solicitation of proxies.

                MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     Unless otherwise indicated, proxies in the form enclosed that are properly executed, duly returned and not revoked will be voted in favor of:

     (1) the election of the seven nominees to the Board of Directors of the Company named herein; and

     (2) the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the period ending December 31, 1998.

     The Board of Directors is not presently aware of other proposals which may be brought before the Annual Meeting. In the event other proposals are brought before the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with what they consider to be in the best interests of the Company and its Stockholders.

                              VOTING REQUIREMENTS

     The Board of Directors of the Company has fixed the close of business on April 9, 1998, as the record date (the "Record Date") for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, the Company had issued and outstanding 14,136,812 shares of its common stock, $.01 par value ("Common Stock"). Only the record owners of the Company's Common Stock on the Record Date are entitled to notice of and to vote at the Annual Meeting.

                           QUORUM AND OTHER MATTERS

     The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each share of Common Stock is entitled to one vote, in person or by proxy, with respect to the election of directors and any other proposal properly brought before the Annual Meeting.

     Shares of Common Stock represented by a properly signed and returned proxy will be counted as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock held by nominees which are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner's discretion has been withheld (a "non-vote") for voting on some or all other matters.

     The holders of a majority of the total shares of Common Stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The election of directors requires the favorable vote of the holders of a plurality of shares of Common Stock present and voting, in person or by proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the Stockholders present at the Annual Meeting, in person or by proxy, is necessary for ratification of the Company's auditors. With respect to abstentions and broker non-votes, the shares will not be considered present at the Annual Meeting for these matters so that abstentions and broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

     Votes at the Annual Meeting will be tabulated by an Inspector of Election appointed by the Company.

                               PROXY INFORMATION

     The enclosed form of proxy may be revoked at any time prior to its exercise by executing a new proxy with a later date, by voting in person at the Annual Meeting, or by giving written notice of revocation to Roland E. Sledge, Secretary of the Company, at any time before the proxy is voted at the Annual Meeting. Please ensure that your shares will be voted by completing, signing, dating and returning the enclosed form of proxy in the enclosed postage-paid envelope.

                      BENEFICIAL OWNERSHIP OF SECURITIES

MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of the Record Date, the name, address, and number of shares of Common Stock owned beneficially by (a) all persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock, (b) each director, (c) each nominee for director, (d) each of the executive officers named in the Summary Compensation Table, and (e) all executive officers and directors of the Company as a group. The information set forth in the following table is based on public filings made with the Securities and Exchange Commission (the "Commission") as of the Record Date and certain information supplied to the Company by the persons listed below. Unless otherwise indicated, all shares of Common Stock are owned directly and each owner has sole voting and investment power with respect thereto.


    NAME AND ADDRESS                 AMOUNT AND NATURE OF         PERCENT
   OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP         OF CLASS
   -------------------               --------------------         --------

Alpine Investment Partners                979,832 (a)                6.9
Rho Management Trust III
  767 Fifth Avenue
  New York, New York 10153

Fleet Financial                           815,000                    5.8
1 East Avenue
4/th/ Floor
Rochester, New York  14604

Allstate Insurance Company                800,000                    5.7
  3075 Sanders Road, Suite G5B
  Northbrook, Illinois 60062


J.P. Bryan                                399,497 (b)                2.8

J. Darby Sere                             382,341 (c)                2.7

A.K. McLanahan                             18,250 (d)                 *

Vincent H. Buckley                         15,125 (d)                 *

Dr. Jack Birks                             12,000 (d)                 *

Habib Kairouz                              14,000 (e)                 *

Charles C. Green III                       39,000 (f)                 *

Townes G. Pressler                          6,500 (g)                 *

William C. Rankin                          28,000 (h)                 *


All executive officers and directors as   914,713 (i)                6.2
a group (9 persons)

------------------------
* Under 1%

     (a) Joshua Ruch and Rho Management Partners L.P. ("Rho") may be deemed to be the beneficial owners of the shares of Common Stock held in the name of Alpine Investment Partners ("Alpine") and Rho Management Trust III ("Trust"). Mr. Ruch and Rho share voting and dispositive power over 728,590 shares of Common Stock held in the name of Alpine and Mr. Ruch and the Trust share voting and dispositive power over 225,000 shares of Common Stock held in the name of the Trust. Mr. Ruch also has sole voting and dispositive power over 26,242 of the shares shown. Amount shown includes 1,242 shares beneficially owned by Mr. Ruch held in the name of XBF Inc.

     (b) Includes 250,000 shares of Common Stock beneficially owned by Torch Energy Advisors Incorporated ("Torch"). Mr. Bryan is a director of and a holder of options to purchase 24% of the outstanding shares of common stock of the parent corporation of Torch on a fully diluted basis. Mr. Bryan disclaims beneficial ownership of these shares. Includes 137,000 shares of Common Stock which Mr. Bryan has the right to acquire within 60 days pursuant to options. Excludes 6,250 shares of Common Stock owned by Mr. Bryan's wife, as to which he has no voting or dispositive power.

     (c) Includes 231,000 shares of Common Stock that Mr. Sere has the right to acquire within 60 days pursuant to options and 1,400 shares of Common Stock owned by Mr. Sere's minor son. Does not include 7,600 shares of Common Stock owned by Mr. Sere's wife, as to which Mr. Sere has no voting or dispositive power.

     (d) Includes 12,000 shares of Common Stock which the director has the right to acquire within 60 days pursuant to options.

     (e) Includes 14,000 shares of Common Stock which Mr. Kairouz has the right to acquire within 60 days pursuant to options.

     (f) Includes 29,000 shares of Common Stock which Mr. Green has the right to acquire within 60 days pursuant to options. Excludes 25,000 shares of Common Stock owned by a former spouse, as to which Mr. Green has no voting or dispositive power.

     (g) Includes 4,000 shares of Common Stock which Mr. Pressler has the right to acquire within 60 days pursuant to options and 2,000 shares of Common Stock owned indirectly through Teepee Petroleum.

     (h) Includes 25,000 shares of Common Stock which Mr. Rankin has the right to acquire within 60 days pursuant to options.

     (i) Includes the following: the shares of Common Stock beneficially owned by Mr. Bryan as described in note (b); and shares of Common Stock which officers and directors of the Company have the right to acquire pursuant to options, as described above.

                       PROPOSAL I ELECTION OF DIRECTORS

NOMINEES

     Each incumbent director identified in the table below (other than Mr. Green) are nominees for election as directors of the Company. The term of office for which the following persons are nominated will expire at the time of the 1999 Annual Meeting of Stockholders of the Company or when their respective successors shall have been elected and qualified. It is the intention of the persons named in the accompanying proxy that proxies will be voted for the election of the seven nominees named below unless otherwise indicated thereon. Should any nominee for the office of director named herein become unable or unwilling to accept nomination or election, the person or persons acting under the proxies will vote for the election in his stead such other person as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the Board of Directors, the nominees intend to serve the entire term for which election is sought.

     Directors will be elected by a plurality vote of the shares of Common Stock present, in person or by proxy, at the Annual Meeting. The Board of Directors recommends a vote FOR each of the nominees listed and, unless marked to the contrary, proxies received from Stockholders will be voted for the election of such nominees.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides information with respect to the directors and nominees for director (other than Mr. Green who will not stand for reelection) and present executive officers of the Company. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.


                                COMPANY
NAME                  AGE    POSITION SINCE    PRESENT COMPANY POSITION
----                  ---    --------------    ------------------------

J. Darby Sere          50         1988         Chairman of the Board,* Chief
                                               Executive Officer, and President

William C. Rankin      48         1997         Senior Vice President and
                                               Chief Financial Officer

Dr. Jack Birks         78         1988         Director*

J. P. Bryan            58         1987         Director*

Vincent H. Buckley     75         1987         Director*

Charles C. Green III   51         1992         Director

Habib Kairouz          31         1994         Director*

A. K. McLanahan        72         1987         Director*

Townes G. Pressler     61         N/A          Director*

*  Nominee for director

     Mr. Sere has been the Company's Chairman of the Board since June 2, 1997, Chief Executive Officer since January 2, 1995, its President since November 27, 1997, and a Director since March 25, 1988. Mr. Sere was the Company's Chief Executive Officer from March 7, 1988 to June 29, 1994 and President from March 7, 1988 to June 2, 1997.

     Mr. Rankin has been Senior Vice President and Chief Financial Officer of the Company since September 29, 1997. Prior to joining the Company, Mr. Rankin was Vice President and Chief Financial Officer of Gulfstar Energy, Inc. From February 1996 to March 1997, he was Senior Vice President and Chief Financial Officer of Kelley Oil and Gas Corporation ("Kelley") and from March 1994 until he joined Kelley, Vice President and Chief Financial Officer of Kelley's largest shareholder, Contour Production Company. From December 1985 to November 1993, Mr. Rankin was a Financial Officer with Hadson Energy Resources Corporation and its predecessors, serving the last four years as Senior Vice President, Chief Financial Officer and a Director.

     Dr. Birks has been a Director of the Company since 1988. He was Chairman of the Board of Midland & Scottish Resources Plc. until September 30, 1997. He is life President of British Marine Technology Limited. Dr. Birks served as Chairman of the Board of North American Gas Investment Trust Plc. from 1989 until his retirement in 1995; as Chairman of the Board of British Maritime Technology Limited from 1985 to 1995; as Chairman of the Board of Charterhouse Petroleum Plc from 1982 to 1986; as Chairman of the Board of London American Energy Inc. from 1982 to 1988; as Vice Chairman of the Board of Petrofina (UK) Limited from 1986 to 1989; and as a Director of George Wimpey Plc, a construction company, from 1982 to May 1990. He was appointed as a Director of Gulf Indonesia Resources Limited in August 1997.

     Mr. Bryan has served as a Director of the Company since June 2, 1997. He was the Company's Chairman of the Board from August 31, 1987 to June 2, 1997, and Chief Executive Officer from June 30, 1994 to January 25, 1995 and from August 31, 1987 to March 6, 1988. From January 1995 to February 1998, Mr. Bryan was Chief Executive Officer of Gulf Canada Resources Limited. He was Chairman of the Board of Nuevo Energy Company ("Nuevo") from March 1990 to December 1997, and was Chief Executive Officer of Nuevo from March 1990 to January 1995. Mr. Bryan was also Chairman of the Board and Chief Executive Officer of Torch and its predecessor from January 1985 to May 1997. Mr. Bryan is also a member of the Board of Directors of Republic Waste Industries.

     Mr. Buckley has been a Director of the Company since 1987. He has been Of Counsel to the law firm of Liddell, Sapp, Zivley, Hill & LaBoon since January 1989. He also serves as a Director of Enron Cactus III Corporation, and as a Director of Enron Cash Company. Mr. Buckley was President and Chief Executive Officer of Cockburn Oil Corporation from August 1984 until September 1988, and was Vice President of Apache Corporation, an oil and gas company, from October 1982 to August 1984.

     Mr. Green has been a Director of the Company since February 24, 1997. He was the Company's Executive Vice President and Chief Financial Officer from January 1, 1997 to September 3, 1997, and Vice President and Assistant Secretary from December 31, 1992 to December 31, 1996. Since September 4, 1997, Mr. Green has been Executive Vice President and Chief Financial Officer of Castle Tower Holding Corporation, a company involved in the development and management of telecommunications infrastructure, including wireless support. He was Torch's Vice President and Chief Financial Officer from November 1992 through February 1994, President and Chief Operating Officer from February 1994 to May 1995, and Vice Chairman and Chief Investment Officer from May 1995 to December 1996. For over ten years prior to joining Torch, Mr. Green was President and Chief Operating Officer of Treptow Development Company, a real estate development company. Previously, at J.P. Morgan Investment Management he was Vice President and Senior Portfolio Manager and Head of International Fixed Income in London (1974-1982), and was Assistant Vice President in the Investment Department in New York (1973-1974), and Investment Research Officer and Energy Analyst in New York

(1969-1973). He has been a Director of Teletouch Communications, Inc. since May 1995. Mr. Green is a Chartered Financial Analyst. Mr. Green will not stand for reelection to the Company's Board of Directors.

     Mr. Kairouz has been a Director of the Company since August 26, 1994. Mr. Kairouz is a Managing Director of Rho Management Company, Inc., an investment advisory firm which serves as advisor to the principal investor of Alpine Investment Partners. Prior to that, Mr. Kairouz was employed for five years in investment banking at the firms of Jesup & Lamont Securities, Inc. and more recently, Reich & Co., Inc. Under the agreement pursuant to which the Company acquired Odyssey, certain former owners ("Owners") of the Odyssey Partnership acquired the right to designate one representative to the Company's Board of Directors. Pursuant to such agreement, until the earlier to occur of the five-year anniversary of the closing of such acquisition or the date such Owners no longer own at least 5% of the outstanding Common Stock of the Company, the Company is obligated to nominate and recommend to the Company's Stockholders one representative of the Owners. Mr. Kairouz is the person so designated by the Owners.

     Mr. McLanahan has been a Director of the Company since November 6, 1987. He has been a First Vice President of PaineWebber Incorporated ("PaineWebber") since January, 1995. He was a Vice President of Kidder Peabody & Co., Inc., an investment banking firm, from April 1985 until its sale to PaineWebber in 1995. From April 1982 to April 1985, he served as a Senior Vice President and Branch Office Manager of Donaldson, Lufkin & Jenrette, Inc., an investment banking firm.

     Mr. Pressler has been owner and President of Tepee Petroleum Company, Inc., an exploration and production company with operations in Texas, Louisiana and Oklahoma, and Pressler Petroleum Consultants, a reservoir engineering consulting firm, since 1985. He currently serves as a Trustee of Pacific American Investors Trust and as a Director of Korea Industrial Holdings, Ltd. From 1983 - - 1985, he was President, Chief Operating Officer and Director of Philip Hill Energy, Inc., PHE (Texas) Inc. and PHE (Ohio) Inc., three exploration and production companies owned by Philip Hill Investment Trust, London. From 1979 - 1983, he was co-founder, President and Director of Republic Oil and Gas Corp., a private exploration and production company. Mr. Pressler is a registered professional engineer in the state of Texas and has 38 years of experience in the oil and gas industry.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table details annual and long-term compensation paid during the Company's three most recent fiscal years and the six-month Transition Period to: J. Darby Sere, the Company's Chairman of the Board and Chief Executive Officer; William C. Rankin, Senior Vice President and Chief Financial Officer; C. Barton Groves, former Senior Vice President; and Kenneth W. Welch, former Vice President-Land.

                                                                                             LONG TERM
                                                 ANNUAL COMPENSATION                        COMPENSATION
-----------------------------------------------------------------------------------------  --------------
       NAME AND                                                              OTHER            NUMBER
      PRINCIPAL                 FISCAL                                       ANNUAL             OF
       POSITION                  YEAR         SALARY         BONUS       COMPENSATION(3)      OPTIONS
--------------------------  -------------   ----------   --------------  ----------------  --------------

J. Darby Sere                    1997 (1)     $103,500    $100,000 (4)    $20,523 (2)       55,000 (5)
Chairman of the Board            1997          183,000      70,000         26,193 (2)       55,000
and Chief Executive Officer      1996          171,000      50,000          8,752 (2)            0
                                 1995          158,000           0          8,450 (2)       25,000

William C. Rankin                1997 (1)       44,818           0 (4)      3,000          100,000
Senior Vice President
and Chief Financial Officer

C. Barton Groves                 1997 (1)       82,950      50,000 (4)     13,107           20,000 (5)
Senior Vice President            1997          160,000      32,500         30,500           15,000
                                 1996          154,000      30,000         30,500                0
                                 1995          125,000           0         21,013          165,000


Kenneth W. Welch                 1997 (1)       52,800      25,000 (4)      3,950           10,000 (5)
Vice President - Land            1997          102,000      17,500         12,178            7,500
                                 1996           98,000      15,000         10,750                0
                                 1995           80,486           0          7,899           82,500

-------------------
(1)  Represents the Transition Period from July 1, 1997 to December 31, 1997.
(2) These amounts do not include: the value of the benefit to Mr. Sere of the use of a Company-owned automobile used primarily for commuting to and from the Company; the expense of a disability insurance policy under which Mr. Sere is insured, the premiums of which are paid by the Company; and the expenses of Mr. Sere's membership in certain professional and athletic clubs. While some personal benefit may be derived from the foregoing, the expenses are considered by the Company to be ordinary, necessary and reasonable to its business and such expenses did not exceed 10% of Mr. Sere's salary in the Transition Period.
(3) Represents premiums paid on an insurance policy for Mr. Sere and an annual payment pursuant to a Simplified Employee Pension Plan for Messrs. Sere, Rankin, Groves and Welch. Also includes $8,500 per year for personal benefit plans paid to Mr. Groves in lieu of certain Company benefits and amounts paid for a car allowance to Mr. Rankin, Mr. Groves and Mr. Welch.
(4) Represents the bonuses paid during the Transition Period based upon performance in fiscal 1997. On March 27, 1998, Mr. Sere and Mr. Rankin were granted bonuses of $57,000 and $14,000, respectively, in recognition of their performance during the Transition Period.
(5) Represents the number of options granted during the Transition Period based upon performance in fiscal 1997.

OPTION/SAR GRANTS IN TRANSITION PERIOD

     The following table sets forth certain information concerning grants of options to purchase Common Stock made during the Transition Period to the executive officers named in the Summary Compensation Table.

                            NUMBER OF     % OF TOTAL      PER SHARE             GRANT DATE
                             OPTIONS    OPTIONS GRANTED   EXERCISE  EXPIRATION    PRESENT
     NAME                    GRANTED     TO EMPLOYEES     PRICE(a)     DATE      VALUE(b)
     ----                    -------     ------------     --------     ----      --------
J. Darby Sere......           55,000          23%        $12.375      9/10/07    $355,740

William C. Rankin..          100,000          41%         10.625     11/21/07     694,400

C. Barton Groves...           20,000           8%         12.375      9/10/07     129,360

Kenneth W. Welch...           10,000           4%         12.375      9/10/07      64,680
-------------

(a) The exercise price is the average of the high and low price of the Common Stock on the date of grant.

(b) In accordance with the rules of the Securities and Exchange Commission, this column illustrates the gains that may exist for the respective options over a ten-year period using the Black-Scholes option pricing model. This valuation model is hypothetical; the actual value, if any, depends on the excess of the market price of the shares over the exercise price on the date the option is exercised. If the market price does not increase above the exercise price, compensation to the grantee will be zero. The Black-Scholes option pricing model is a mathematical formula used for estimating option values that incorporates various assumptions. The Grant Date Present Value set out in the column above is based on the following assumptions: (a) a ten-year option term; (b) 40% expected future annual stock volatility for the options; (c) a risk-free rate of return of 6% for the options granted; and (d) no expected dividend yield. The above model does not include any reduction in value for non-transferability, forfeiture or vesting of options.

AGGREGATED OPTION/SAR EXERCISES IN TRANSITION PERIOD AND FISCAL YEAR END OPTION/SAR VALUES

     The following table sets forth certain information concerning the exercise during the Transition Period of options to purchase Common Stock by the executive officers named in the Summary Compensation Table and the number and value of unexercised options to purchase Common Stock held by such individuals at December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the December 31, 1997 price of the Common Stock. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Common Stock relative to the exercise price per share of Common Stock at the time the stock option is exercised. There is no assurance that the values of unexercised, "in-the-money" stock options reflected in this table will be realized.

                                                            NUMBER OF                  VALUE OF UNEXERCISED
                       NUMBER OF                        UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                        SHARES                         AT DECEMBER 31, 1997          AT DECEMBER 31, 1997 (1)
                       ACQUIRED        VALUE       ----------------------------    ----------------------------
      NAME           ON EXERCISES     REALIZED     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
      ----           ------------     --------     -----------    -------------    -----------    -------------
J. Darby Sere            5,000         $43,750       309,451          55,000        $1,707,887             --

William C. Rankin           --              --            --         100,000                --        $37,500

C. Barton Groves            --              --       180,000          20,000        $  956,250             --

Kenneth W. Welch            --              --        90,000          10,000        $  478,125             --

---------------------
(1)  Based upon $11.00, the closing price of Common Stock on December 31, 1997.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

     At this time, the Company does not have a long-term incentive plan for its employees, other than the 1994 Stock Incentive Plan ("1994 Plan") and the 1996 Stock Incentive Plan ("1996 Plan").

1988 PLAN

     In 1988, the Board of Directors adopted and stockholders approved the Company's 1988 Non-Qualified Stock Option Plan. The Company reserved 131,325 shares of Common Stock under the 1988 Plan and no further options will be granted under the 1988 Plan. Options under the 1988 Plan were granted by the Compensation Committee to directors, executive officers or key employees of the Company. The exercise price of an option is 100% of the fair market value on the date of the grant. Options granted under the 1988 Plan were all exercised by March 25, 1998, the expiration date of the 1988 Plan and options granted pursuant thereto.

1994 PLAN

     In 1994, the Board of Directors adopted and stockholders approved the Bellwether Exploration Company 1994 Plan. The Company has reserved 825,000 shares of Common Stock under the 1994 Plan. The Company has issued options to purchase an aggregate of 825,000 shares of Common Stock under the 1994 Plan.

     The 1994 Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has full power to select, from among the persons eligible for awards, the individuals to whom awards are granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the 1994 Plan. The option price per share of Common Stock deliverable upon the exercise of a stock option is 100% of the fair market value of a share of Common Stock on the date the stock option is granted.

     Directors, officers and key employees of the Company and officers and key employees of Torch who render services to the Company under the Management Agreement are eligible to receive stock options or performance shares under the 1994 Plan.

1996 PLAN

     In 1996, the Board of Directors adopted and the stockholders approved the 1996 Plan. The Company initially reserved 500,000 shares of Common Stock under the 1996 Plan and amended the plan on November 21, 1997 reserving another 500,000 shares. Members of the Board of Directors who are not employed by the Company receive annual automatic grants of stock options.

     As of April 10, 1998, the Company had 343,500 shares of Common Stock available for grant under the 1996 Plan.

         INFORMATION CONCERNING THE OPERATION OF THE BOARD OF DIRECTORS

     The small size of the Company's Board of Directors lends itself to frequent informal discussions of Company matters among its members. The Board of Directors met formally two times during the Transition Period.

     The Company has a Compensation Committee comprised of Messrs. McLanahan and Buckley and Dr. Birks (the "Compensation Committee"). The function of the Compensation Committee is to administer the 1994 Plan and the 1996 Plan, to establish the compensation of the Company's Chief Executive Officer and to review the compensation of the other officers of the Company. The Compensation Committee also generally meets quarterly to review Torch's performance under the Management Agreement, which agreement may be terminated by the Compensation Committee. The Compensation Committee met three times during the Transition Period.

     The Company has an Audit Committee composed of Messrs. McLanahan and Buckley and Dr. Birks (the "Audit Committee"). The primary function of the Audit Committee is to review the annual audit of the Company's financial statements with the Company's independent accountants. The Audit Committee met two times during the Transition Period.

     During the Transition Period, all directors other than Mr. Green and Mr. Bryan attended at least 75% of the total number of meetings of the Board of Directors, and each committee member attended at least 75% of the total number of meetings held by all Committees on which he served.

     The Company does not have a nominating committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The service of the members of the Company's Compensation Committee does not create any corporate interlocks or insider participation between the Compensation Committee and another entity.

COMPENSATION OF DIRECTORS

     Directors of the Company who are neither officers nor employees of the Company received $3,000 per quarter during the fiscal year ended June 30, 1997, and were reimbursed for reasonable expenses incurred in attending such meetings. Commencing with the first quarter of the Transition Period, such quarterly fees were increased to $5,000. Each member of the Compensation and Audit Committees also received $1,000 per meeting. Directors who are officers or employees of the Company received no additional compensation for services as members of the Board of Directors. The Company paid a total of $62,000 in director fees for the Transition Period. Each Non-Employee Director (as defined herein) receives an annual grant of 4,000 options under the 1996 Plan.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for establishing policies concerning the compensation of the Company's executive officers. The report of the Compensation Committee describing the Company's compensation philosophy and objectives is presented below.

                         COMPENSATION COMMITTEE REPORT

     As members of the Compensation Committee, we are responsible for the administration of the Company's 1994 Plan and the 1996 Plan. We also evaluate compensation levels of management and review with the Board of Directors the various factors affecting compensation of the Company's highest paid officers. In addition, the Compensation Committee considers management succession and related matters.

     The Compensation Committee has reviewed the compensation of J. Darby Sere, the Chairman of the Board and Chief Executive Officer, C. Barton Groves, former Senior Vice President, William C. Rankin, Senior Vice President and Chief Financial Officer, and Kenneth W. Welch, former Vice President, for the Transition Period and concluded that the compensation of each aforesaid individual was reasonable in view of the Company's performance and their respective contributions to that performance. Generally, their compensation was comprised of three elements: (1) base compensation; (2) incentive bonus; and (3) stock options.

     The Compensation Committee continues to endorse the compensation policy of the Company, which is that a substantial portion of the annual compensation of each officer must be related to the performance of the Company, as well as the particular contribution of each officer.

     For fiscal 1997, the Compensation Committee adopted an Annual and Long-Term Incentive Plan to establish guidelines for base compensation, incentive bonuses and stock options with the assistance of KPMG Peat Marwick LLP, who had prepared an Executive and Director Compensation Review in fiscal 1996. Performance measures and targets were established.

     For the Transition Period, all of the Company's targets were exceeded except for growth in oil and gas reserves. The committee noted that except for an error in the June 30, 1997 reserve report which overstated reserves at such date by approximately 1,000,000 equivalent barrels, this target would have been exceeded. For the Transition Period as compared to fiscal 1997, the Compensation Committee notes that: (1) proved reserves were added at a cost of $4.99 per barrel; (2) operating cash flows (normalized for the Transition Period) increased 88%; and (3) the ratio of the present value of future net revenues discounted at 10% of new proved reserves to the cost incurred to add such reserves was 144%.

     No raises have been granted to executive officers since the date of the last proxy statement. On March 27, 1998, Mr. Sere was granted a bonus of $57,000 and Mr. William C. Rankin was granted a bonus of $14,000 in recognition of their overall leadership and the performance of the Company during the Transition Period.

     The Compensation Committee believes that stock options serve as important long term incentives for executive officers of the Company by encouraging continued employment and commitment to the performance of the Company. Moreover, the Compensation Committee believes that stock options are an excellent means to align the interests of the Company's officers with those of its stockholders.

     The number of options that the Compensation Committee grants to executive officers is based on individual performance and level of responsibility. In addition, the Compensation Committee strives to grant options at a level sufficient to provide a strong incentive for executives to work for the long-term success of the Company. The Compensation Committee does not consider the number of options currently held by an executive officer in determining individual grants, since such a factor would create an incentive to exercise options and sell the shares.

     No additional options have been granted to executive officers of the Company since the date of the last proxy statement.

     The main elements of the Company's compensation policy of base salary, bonus and stock options constitute an appropriate reward for the short and long-term efforts of the Company's officers and officers of its principal subsidiaries in order to support the future development of the Company and growth in stockholder value.

                                Dr. Jack Birks
                              Vincent H. Buckley
                                A. K. McLanahan

                       TRANSACTIONS WITH RELATED PERSONS

RELATIONSHIP WITH TORCH AND AFFILIATES

     ADMINISTRATIVE SERVICES AGREEMENT

     The Company has been party to an Administrative Services Agreement with Torch ("Administrative Services Agreement") since 1987. Torch, headquartered in Houston, Texas, is primarily engaged in the business of providing outsourcing services for clients in the energy industry with respect to the acquisition and divestiture, exploration, development, exploitation and operation of oil and gas properties, including management advisory services, legal, financial and accounting services, and the marketing of oil and gas. In addition, Torch provides energy industry investment management and advisory services for public companies and private investors. The Administrative Services Agreement is subject to termination by the Company upon one year's prior notice. The Administrative Services Agreement has an initial term expiring on December 31, 1999 and may not be terminated by Torch prior to such date.

     The Administrative Services Agreement requires Torch to administer certain activities of the Company for a monthly fee. These administrative services include providing the Company with office space, equipment and supplies, accounting, legal, financial, geological, engineering, technical and insurance professionals, maintaining the books and records of the Company, assisting the Company in determining its capital requirements, preparing any reports or other documents required by governmental authorities, analyzing economic and other data related to the Company's business and otherwise providing general management services and business advice to the Company. The Company presently intends to continue to operate under the Administrative Services Agreement.

     The monthly fee payable to Torch under the Administrative Services Agreement is equal to (i) one-twelfth of 2% of the book value of the Company's assets, excluding cash and cash equivalents, plus (ii) 2% of operating cash flows during such month less 20% of overhead on Torch operated properties. The fees paid for the Transition Period were $2.4 million. The Company believes that the terms and fees under the Administrative Services Agreement are comparable with those that could be negotiated with a third party in an arm's length transaction and are fair to the Company.

     Under the Administrative Services Agreement, the monthly fee for administrative services does not apply to extraordinary investing and financing services that Torch may agree to provide to the Company upon the Company's request. For such investing and financing services the Company pays

Torch a fee on an hourly basis for Torch employees providing such services, certain overhead expenses with respect to such Torch employees and any related expenses. The Company has not paid any fees for these services during the Transition Period.

     The Company has agreed to indemnify Torch and its affiliates for liabilities incurred by Torch or its affiliates for actions taken under the Administrative Services Agreement, other than acts of fraud, willful misconduct or gross negligence of Torch or its affiliates or any of their employees.

     The Compensation Committee of the Board of Directors, which is composed of persons who are not employees of Torch or the Company, meets quarterly to review Torch's performance under the Administrative Services Agreement.

     OTHER RELATIONSHIPS WITH TORCH

     Torch markets a portion of the oil and natural gas production for certain properties in which the Company owns an interest. For the Transition Period, marketing fees paid by the Company to Torch amounted to $757,000.

     Torch began operating the Snyder Gas Plant ("Gas Plant") in December 1993 pursuant to an operating agreement with the Company and other interest owners in the Gas Plant. The amount paid to Torch in connection with such operations during the Transition Period was $42,000.

     Torch operates certain oil and gas interests owned by the Company. The Company is charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Torch's overhead charges to the Company for these activities for the Transition Period were $698,000.

     Costs of evaluating potential property acquisitions and due diligence conducted in conjunction with acquisitions are incurred by Torch at the Company's request. The Company was charged $217,000 for such costs in the Transition Period.

     OWNERSHIP OF TORCH

     On September 30, 1996, Torch Acquisition Company ("TAC"), a company formed by executive management of Torch, acquired all of the outstanding shares of capital stock of Torch from United Investors Management Company ("United"), a subsidiary of Torchmark Corporation. J.P. Bryan, a director of the Company, owns options to purchase approximately 24% of the outstanding shares of common stock of TAC on a fully diluted basis for a nominal price. Roland E. Sledge, the Corporate Secretary of the Company, is an executive officer, member of the Board of Directors and owns 5.5% of the common stock on a fully diluted basis of TAC, and Charles C. Green III, director of the Company, holds options to purchase 2.1% of the common stock of TAC on a fully diluted basis.

     MINING VENTURES

     During fiscal year 1992, the Company acquired an average 24.4% interest in three mining ventures (the "Mining Ventures") from an unaffiliated person for $128,500. At the time of such acquisition, Mr. Bryan, his brother and Robert L. Gerry III, then a director of Nuevo Energy Company (the "Affiliated Group"), owned an average 21.5% interest in the Mining Ventures. The Company's interest in the Mining Ventures increased as it paid costs of the venture. As of December 31, 1997, the Company had invested $387,000 in the Mining Ventures.

                               PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock (assuming reinvestment of dividends at a date of payment into Common Stock of the Company) to the cumulative total return on the NASDAQ Market Index ("Broad Market") and the cumulative total return on the Dow Jones Secondary Oil Index ("Industry Index") for the period of five and one-half years commencing June 30, 1992 and ending December 31, 1997.


                   BELLWETHER         INDUSTRY INDEX        BROAD MARKET
                 --------------     ------------------    ----------------

Fiscal Year           100                  100                  100
Ending 6/92

Fiscal Year           150                  118.87               122.76
Ending 6/93

Fiscal Year           183.33               116.76               134.61
Ending 6/94

Fiscal Year           200                  128.97               157.88
Ending 6/95

Fiscal Year           200                  151.12               198.73
Ending 6/96

Fiscal Year           334.38               178.05               239.4
Ending 6/97

Transition Period     366.67               186.33               261.53
Ending 12/97

                                  PROPOSAL II
                        RATIFICATION OF APPOINTMENT OF
                             INDEPENDENT AUDITORS

     The Stockholders will be asked to ratify the appointment of KPMG Peat Marwick LLP as independent auditors of the Company and its subsidiaries for the current period ending December 31, 1998.

     The engagement of KPMG Peat Marwick LLP as independent auditors of the Company is subject to approval by a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting. If the engagement of KPMG Peat Marwick LLP is not approved, the Audit Committee will consider the vote in appointing the Company's auditors for 1999.

     A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting with an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     MANAGEMENT RECOMMENDS THAT THE STOCKHOLDERS APPROVE AND RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS OF THE

COMPANY AND ITS SUBSIDIARIES FOR THE PERIOD ENDING DECEMBER 31, 1998. PROXIES RECEIVED BY THE COMPANY WILL BE SO VOTED UNLESS A CONTRARY VOTE IS SPECIFIED.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they filed with the Commission.

     Based on a review of the copies of such reports furnished to the Company, the Company believes that all reporting obligations under Section 16(a) were satisfied.

                STOCKHOLDERS' PROPOSALS FOR 1999 ANNUAL MEETING

     No person other than nominees selected by the Board of Directors shall be eligible for election as a director unless written notice of a nomination is received from a Stockholder of record by the Secretary of the Company not less than 90 days prior to the meeting, accompanied by the written consent of the nominee to be a nominee and to serve as a director. Such statement must also contain the Bellwether stock ownership of the nominee, occupations and business history for the previous five years, other directorships and all other information required by the federal proxy rules in effect at the time the proposed nominee submits the statement.

     Proposals of stockholders of the Company that are intended to be presented at the 1999 Annual Meeting of the Stockholders of the Company must be received by the Secretary of the Company not less than 120 days in advance of April 24, 1999. Such proposals must be in conformity with all applicable legal provisions including Rule 14a-8 of the General Rules and Regulations under the Exchange Act and the Bylaws of the Company.

                                 OTHER MATTERS

     The cost of soliciting proxies, including the cost of preparing and mailing this Proxy Statement and the expenses incurred by brokerage houses nominees and fiduciaries in forwarding proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit the return of proxies by telephone, telecopy, fax telegram or personal interview. Such persons will receive no additional compensation for such services.

     The Board of Directors has no information that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, other matters should properly come before the meeting, the accompanying proxy confers discretionary authority on the persons named therein to vote thereon in accordance with the recommendations of the Board of Directors.


                                        By Order of the Board of  Directors

                                        /s/ ROLAND E. SLEDGE
                                        Roland E. Sledge
                                        Secretary


April 24, 1998

     COPIES OF THE COMPANY'S TRANSITION REPORT FOR THE SIX-MONTH TRANSITION PERIOD ENDED DECEMBER 31, 1997, ARE AVAILABLE AT NO COST TO THE STOCKHOLDERS OF THE COMPANY UPON WRITTEN REQUEST TO ROLAND E. SLEDGE, SECRETARY OF THE COMPANY, AT 1331 LAMAR STREET, SUITE 1455, HOUSTON, TEXAS 77010-3039.

PROXY
                         BELLWETHER EXPLORATION COMPANY
               1331 LAMAR, SUITE 1455, HOUSTON, TEXAS 77010-3039

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE
                        ANNUAL MEETING ON MAY 22, 1998.

  The undersigned hereby constitutes and appoints J. Darby Sere and William C. Rankin and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent and to vote, as designated below, all of the shares of common stock of Bellwether Exploration Company held of record by the undersigned on April 9, 1998, at the Annual Meeting of Stockholders to be held at the Houston Center Club, 1100 Caroline Street, Houston, Texas on Friday, May 22, 1998, and at any adjournments thereof, on all matters coming before said meeting. IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR ITEM 2 AS INDICATED ON THE REVERSE SIDE HEREOF.

  Please check the box if you plan to attend the annual meeting on May 22, 1998. [_]

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR
                                  PROPOSAL 2.

  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE) BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED.
                         (TO BE SIGNED ON REVERSE SIDE)


-----------------------------------------------------------------------------------------------------------------------------------
[X] PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

                                           NOMINEES: J. Darby Sere
                  FOR   WITHHELD                     Dr. Jack Birks                                           FOR  AGAINST  ABSTAIN
1. Election of    [ ]     [ ]                        J. P. Bryan           2. To ratify the appointment of    [ ]    [ ]      [ ]
    Directors                                        Vincent H. Buckley       KPMG Peat Marwick LLP as
                                                     Habib Kairouz            nominee as independent public
                                                     A. K. McLanahan          accountants
                                                     Townes G. Pressler

 To withhold authority to vote for any specific nominee(s),                3. In their discretion, the Proxies are
 Mark the "FOR" box and write the name of each such                           authorized to vote upon such other
 Nominee on the line provided below                                           business as may properly come before
                                                                              the meeting or any adjournments thereof.
 -----------------------------------------------------------






SIGNATURE(S) ____________________________________________________________  DATE ________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please indicate your full title as such.
-----------------------------------------------------------------------------------------------------------------------------------